UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

NIGHTHAWK RADIOLOGY HOLDINGS, INC.
-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
(Title of Class of Securities)

65411N105
---------------------------------
(CUSIP Number)

December 31, 2010
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/    /                     Rule 13d-1(b)
/ X /                    Rule 13d-1(c)
/   /                      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A
CUSIP NO. 65411N105

1)	NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]

3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION	Commonwealth of Pennsylvania --------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5)	SOLE VOTING POWER	0 ---------

6)	SHARED VOTING POWER	0 ---------

7)	SOLE DISPOSITIVE POWER	0 ---------

8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0% ---------
12)	TYPE OF REPORTING PERSON	IA ---------

Page 2 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

1)	NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
----------------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]

3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware --------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5)	SOLE VOTING POWER	0 ---------

6)	SHARED VOTING POWER	0 ---------

7)	SOLE DISPOSITIVE POWER	0 ---------

8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0% ---------
12)	TYPE OF REPORTING PERSON	PN ---------

Page 3 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

1)	NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]

3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware --------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5)	SOLE VOTING POWER	0 ---------

6)	SHARED VOTING POWER	0 ---------

7)	SOLE DISPOSITIVE POWER	0 ---------

8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0% ---------
12)	TYPE OF REPORTING PERSON	PN ---------

Page 4 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

1)	NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-----------------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]

3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware --------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5)	SOLE VOTING POWER	0 ---------

6)	SHARED VOTING POWER	0 ---------

7)	SOLE DISPOSITIVE POWER	0 ---------

8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0% ---------
12)	TYPE OF REPORTING PERSON	PN ---------

Page 5 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

1)	NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]

3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware --------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5)	SOLE VOTING POWER	0 ---------

6)	SHARED VOTING POWER	0 ---------

7)	SOLE DISPOSITIVE POWER	0 ---------

8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0% ---------
12)	TYPE OF REPORTING PERSON	PN ---------
Page 6 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

1)	NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]

3)	SEC USE ONLY

4)	CITIZENSHIP OR PLACE OF ORGANIZATION	United States of America --------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5)	SOLE VOTING POWER	0 ---------

6)	SHARED VOTING POWER	0 ---------

7)	SOLE DISPOSITIVE POWER	0 ---------

8)	SHARED DISPOSITIVE POWER	0 ---------

9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0 ---------

10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]

11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.0% ---------
14)	TYPE OF REPORTING PERSON	IN ---------

Page 7 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

Item 1.

(a)           Name of Issuer

NIGHTHAWK RADIOLOGY HOLDINGS, INC.
----------------------------------------------------------------------------------------------------------------------------------

(b)          Address of Issuer’s Principal Executive Offices

c/o Virtual Radiologic Corporation, 11995 Singletree
Lane, Suite 500, Eden Prairie, MN55344
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Item 2.

(a)          Names of Persons Filing

Quaker Capital Management Corporation
Quaker Capital Partners I, L.P.
Quaker Capital Partners II, L.P.
Quaker Premier, L.P.
Quaker Premier II, L.P.
Mark G. Schoeppner
----------------------------------------------------------------------------------------------------------------------------------

(b)          Address of Principal Business Office or, if none,
Residence

601 Technology Drive, Suite 310, Canonsburg,
Pennsylvania 15317
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(c)           Citizenship

Quaker Capital Management Corporation - Pennsylvania corporation
Quaker Capital Partners I, L.P. – Delaware partnership
Quaker Capital Partners II, L.P.– Delaware partnership
Quaker Premier, L.P. – Delaware partnership
Quaker Premier II, L.P. – Delaware partnership
Mark G. Schoeppner – United States citizen
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(d)          Title of Class of Securities

Common Stock
------------------------------------------------------

Page 8 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

(e)           CUSIP Number

65411N105
----------------------------------------------------------------------------------------------------------------------------------

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	/ /	Broker or dealer registered under section 15 of the Act;

(b)	/ /	Bank as defined in section 3(a)(6) of the Act;

(c)	/ /	Insurance company as defined in section 3(a)(19) of the Act;

(d)	/ /	Investment company registered under section 8 of the Investment Company Act of 1940;

(e)	/ X /	An investment adviser in accordance with §240.13d-1(b)(l)(ii)(E);

(f)	/ /	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	/ /	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	/ /	A church plan that is excluded from the definition of an investment company under section 3(c)(14)of the Investment Company Act of 1940;

(j)	/ /	A non-U.S. institution in accordance with §240.13d-1(b)(l)(ii)(J);

(k)	/ /	Group, in accordance with §240.13d- 1(b)(l)(ii)(K).

Item 4.	Ownership
---------------

Quaker Capital Management Corporation:

(a)	Amount Beneficially Owned: 0

Page 9 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

(b) (c)	Percent of Class: 0%

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 0

(iv)	Shared power to dispose or direct the disposition of: 0

Quaker Capital Partners I, L.P.:

(a)	Amount Beneficially Owned: 0

(b)	Percent of Class: 0%

(c)

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 0

(iv)	Shared power to dispose or direct the disposition of: 0

Quaker Premier, L.P.:

(a)	Amount Beneficially Owned: 0

(b) (c)	Percent of Class: 0%

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 0

(iv)	Shared power to dispose or direct the disposition of: 0

Page 10 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

Quaker Capital Partners II, L.P.:

(a)	Amount Beneficially Owned: 0

(b) (c)	Percent of Class: 0%

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 0

(iv)	Shared power to dispose or direct the disposition of: 0

Quaker Premier II, L.P.:

(a)	Amount Beneficially Owned: 0

(b) (c)	Percent of Class: 0%

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 0

(iv)	Shared power to dispose or direct the disposition of: 0

Mark G. Schoeppner:

(a)	Amount Beneficially Owned: 0

(b) (c)	Percent of Class: 0.0%

(i)	Sole power to vote or direct the vote: 0

(ii)	Shared power to vote or direct the vote: 0

(iii)	Sole power to dispose or direct the disposition of: 0

Page 11 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

(iv)	Shared power to dispose or direct the disposition of: 0

Item 5.                   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:            [ X ]

Item 6.                   Ownership of More than Five Percent on Behalf of
Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.                   Notice of Dissolution of Group

Not applicable.

Item 10.                  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 12 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2011	QUAKER CAPITAL MANAGEMENT CORPORATION

/s/ Mark G. Schoeppner Mark G. Schoeppner, President

QUAKER CAPITAL PARTNERS I, L.P.

By:	Quaker Premier, L.P., its general partner
By:	Quaker Capital Management Corporation, its general partner
By:	/s/ Mark G. Schoeppner Mark G. Schoeppner President

QUAKER PREMIER, L.P

By:	Quaker Capital Management Corporation, its general partner
By:	/s/ Mark G. Schoeppner Mark G. Schoeppner President

Page 13 of 14 Pages

SCHEDULE 13G/A
CUSIP NO. 65411N105

QUAKER CAPITAL PARTNERS II, L.P.

By:	Quaker Premier II, L.P., its general partner
By:	Quaker Capital Management Corporation, its general partner
By:	/s/ Mark G. Schoeppner Mark G. Schoeppner President

QUAKER PREMIER II, L.P.

By:	Quaker Capital Management Corporation, its general partner
By:	/s/ Mark G. Schoeppner Mark G. Schoeppner President

/s/ Mark G. Schoeppner Mark G. Schoeppner, President

Page 14 of 14 Pages